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                                                                    EXHIBIT 23.2


                     CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement (Form S-3 No. 333-42171) of Heftel Broadcasting Corporation and in the related Prospectus, the Registration Statement (Form S-8 No. 333-43483) pertaining to the Amended and Restated 1997 Employee Stock Purchase Plan of Heftel Broadcasting Corporation, and the Registration Statement (Form S-8 No. 333-43495) pertaining to the Heftel Broadcasting Corporation Long-Term Incentive Plan, of our report dated July 2, 1997, with respect to the consolidated financial statements and schedule of Heftel Broadcasting Corporation included in this Annual Report (Form 10-K) for the year ended December 31, 1997.


/s/ Ernst & Young LLP

March 27, 1998
Los Angeles, California